UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2005

Find/SVP, Inc.
(Exact Name of Registrant as Specified in its Charter)

New York	0-15152	13-2670985
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Avenue of the Americas, New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 645-4500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 21, 2005, Find/SVP, Inc. (the “Registrant”) entered into the First Amendment to Employment Agreement, Amendment No. 1 to Restricted Stock Agreement and the Restricted Stock Award Agreement (collectively, the “Agreements”), each dated as of July 21, 2005 and by and between the Registrant and Mr. Marc Litvinoff, the Chief Operating Officer of the Registrant. Except for Mr. Litvinoff’s employment agreement and related equity award agreements and the additional agreements described herein, there is no material relationship between the Registrant or its affiliates and Mr. Litvinoff. Set forth below is a summary of the material terms of the Agreements.

First Amendment to Employment Agreement

Pursuant to the First Amendment to Employment Agreement, the expiration date of Mr. Litvinoff’s employment agreement was extended from May 16, 2005 to June 30, 2007. Under the terms of the First Amendment to Employment Agreement, (a) Mr. Litvinoff’s base salary was increased to $255,000; (b) Mr. Litvinoff will earn a bonus of 35% of base salary for calendar year 2005 upon the achievement of 100% of corporate EBITDA targets, and 75% of base salary for calendar year 2005 upon the achievement of 120% of corporate EBITDA targets; and (c) Mr. Litvinoff will earn a bonus of 35% of base salary for calendar year 2006 upon the achievement of 100% of corporate EBITDA targets, and 75% of base salary for calendar year 2006 upon the achievement of 120% of corporate EBITDA targets.

Pursuant to the terms of the First Amendment to Employment Agreement, effective as of July 1, 2005, the Registrant will grant to Mr. Litvinoff 50,000 shares of restricted stock under the Registrant’s 2003 Stock Incentive Plan or such other similar stock plan that the Registrant may have in place at the time, at an exercise price of $.01 per share, in lieu of the grant of 25,000 shares of restricted Common Stock contemplated in Mr. Litvinoff’s employment agreement. The restricted stock shall vest as follows: (i) 100% on the date the Average Closing Price exceeds three dollars and twenty five cents ($3.25) per share in the first year after grant of the award, (ii) 100% on the date the Average Closing Price exceeds four dollars ($4.00) per share in the second year after grant of the award, or (iii) the date there is a change of control of the Registrant. “Average Closing Price,” as defined in the First Amendment to Employment Agreement, means the average closing price of the Registrant’s Common Stock quoted on the NASDAQ System or such other exchange where the Registrant’s Common Stock may be traded for fifteen (15) consecutive trading days.

In addition, pursuant to the terms of the First Amendment to Employment Agreement, effective as of July 1, 2006, the Registrant shall award a minimum of 50,000 shares of restricted stock on substantially similar terms and conditions for the restricted stock grant described above.

Amendment No. 1 to Restricted Stock Agreement

Amendment No. 1 to the Restricted Stock Agreement amended that certain Restricted Stock Award Agreement, dated as of May 17, 2004, by and between the Registrant and Mr. Litvinoff, to provide, in addition to the other accelerated vesting provisions set forth therein, that on the date there is a change of control of the Registrant, 100,000 shares of the restricted stock granted in the Restricted Stock Award Agreement shall vest and become non-forfeitable.

Restricted Stock Award Agreement

In connection with the execution of the First Amendment to Employment Agreement, the Registrant and Mr. Litvinoff entered into the Restricted Stock Award Agreement pursuant to which the Registrant granted a restricted stock award to Mr. Litvinoff for 50,000 shares of restricted stock upon Mr. Litvinoff’s payment of $500 in cash to the Registrant. The vesting provisions for the restricted stock award are set forth above in the section titled “First Amendment to Employment Agreement.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIND/SVP, Inc.

Date: July 25, 2005	By:	/s/ Peter Stone
Name: Peter Stone
Title: Chief Financial Officer